Exhibit 5

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,
SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS
April 2, 2010
Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, California 92660

Re:	Mindspeed Technologies, Inc. Employee Stock Purchase Plan Mindspeed Technologies, Inc. Directors Stock Plan Inducement Grants
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 840,000 shares of your common stock, $0.01 par value (the “Common Shares”), 500,000 of which will be issuable under the Mindspeed Technologies, Inc. Employee Stock Purchase Plan, as may be amended and restated, 150,000 of which will be issuable under the Mindspeed Technologies, Inc. Directors Stock Plan, as amended and restated as of January 21, 2010 and as may further be amended and restated, and 190,000 of which will be issuable through grants of stock options and restricted stock to one or more individuals as an inducement to their employment (each a “Plan” and collectively the “Plans”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the 840,000 Common Shares under the Plans (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion.
For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.
Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP